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                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER



                                      Among



                                 WORLDCOM, INC.,


                            WILDCAT ACQUISITION CORP.

                                       and

                         INTERMEDIA COMMUNICATIONS INC.








                             Dated September 1, 2000
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                  AGREEMENT AND PLAN OF MERGER (the "Agreement") being made and entered into as of this 1st day of September 2000 by and among WORLDCOM, INC., a Georgia corporation ("Wildcat"), WILDCAT ACQUISITION CORP., a Delaware corporation ("Merger Sub") and a wholly owned Subsidiary of Wildcat, and INTERMEDIA COMMUNICATIONS INC., a Delaware corporation ("Target").

                  WHEREAS, the Boards of Directors of Wildcat, Merger Sub and Target have each determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into Target (the "Merger") upon the terms and subject to the conditions set forth herein;

                  WHEREAS, the Boards of Directors of Wildcat, Merger Sub and Target have each approved the Merger upon the terms and subject to the conditions set forth herein;

                  WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Wildcat to enter into this Agreement, Wildcat and certain stockholders of Target are entering into a certain stockholders agreement (the "Voting Agreement") pursuant to which such stockholders have agreed, among other things, to vote to approve the Merger upon the terms and subject to the conditions set forth in the Voting Agreement; and

                  WHEREAS, the parties desire to qualify the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").


                  NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  1.1 Merger; Surviving Corporation. In accordance with the provisions of this Agreement and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as such term and other capitalized terms used herein without definition are defined in Section 7.1) Merger Sub shall be merged with and into Target, and Target shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time the separate corporate existence of Merger Sub shall cease. All properties, franchises and rights belonging to Target and Merger Sub, by virtue of the Merger and without further act or deed, shall be deemed to be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Merger Sub and Target.

                  1.2 Certificate of Incorporation. The Certificate of Incorporation of Target as in effect immediately prior to the Effective Time shall thereafter continue in full force and effect
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as the Certificate of Incorporation of the Surviving Corporation until altered or amended as provided therein or by law.

                  1.3 By-Laws. The By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until altered, amended or repealed as provided therein and in the Certificate of Incorporation of the Surviving Corporation.

                  1.4 Directors. The Directors of Merger Sub immediately prior to the Effective Time shall be the directors of Surviving Corporation. Each of such directors shall hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                  1.5 Effective Time. The Merger shall become effective at the time of filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the provisions of
Section 251 of the DGCL, or at such later time as Wildcat and Target shall agree and specify as the effective time in the Certificate of Merger, which shall be so filed as soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article V. The date and time when the Merger shall become effective are referred to herein as the "Effective Date" and the "Effective Time", respectively. Prior to such filing, a closing shall be held at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, or such other place as shall be agreed to by the parties, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article V.

                  1.6 Conversion of Shares. (a) Each share of Target Common Stock, issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Sections 1.6(c) and 1.6(d)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of fully paid and nonassessable shares of Wildcat Common Stock equal to the Exchange Ratio (the "Common Stock Merger Consideration"), subject to the limitations set forth in
Section 1.9. The "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $39 by the Average Price (as defined below); provided that the Exchange Ratio shall not be less than 0.8904 or greater than 1.1872; and provided further that in the event that the Exchange Ratio would otherwise be greater than 1.0685, Wildcat shall have the right (the "Wildcat
Cash Election") to cause the Exchange Ratio to be equal to 1.0685 by adding to the Common Stock Merger Consideration an amount of cash per share of Target Common Stock equal to the product of (x) the difference between the Exchange Ratio without giving effect to the Wildcat Cash Election and 1.0685 and (y) the Average Price. "Average Price" means the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Wildcat Common Stock on the Nasdaq National Market, as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for the
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15 trading days randomly selected by lot by Wildcat and Target together from the
30 consecutive trading days ending on the third trading day immediately preceding the Effective Date. Notwithstanding anything to the contrary set forth in this Section 1.6, Wildcat shall not exercise the Wildcat Cash Election to the extent such exercise will result in the Merger ceasing to qualify as a reorganization under Section 368(a) of the Code.

                           (b) (i) Subject to Sections 1.6(e) and 1.9, each
share of Target Series D Preferred Stock (other than shares to be canceled in accordance with Sections 1.6(c) and (d)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one fully paid and nonassessable share of 7% Series D Junior Convertible Preferred Stock of Wildcat (the "Wildcat Series D Preferred Stock") (the "Series D Preferred Stock Merger Consideration"), which Wildcat Series D Preferred Stock shall have terms that are identical to Target Series D Preferred Stock except that (w) the issuer thereof shall be Wildcat rather than Target,
(x) the Wildcat Series D Preferred Stock shall become convertible into Wildcat Common Stock as required by Paragraph 3 of the Certificate of Designation for the Target Series D Preferred Stock, (y) dividends will accrue from the last dividend payment date of the Target Series D Preferred Stock prior to the Effective Time and be payable in Wildcat Common Stock or cash and (z) each share of Wildcat Series D Preferred Stock shall be entitled to one-tenth of one vote per share on all matters, voting together with the Wildcat Common Stock and the other classes of Wildcat voting securities as a single class.

                               (ii) Subject to Sections 1.6(e) and 1.9, each
share of Target Series E Preferred Stock (other than shares to be canceled in accordance with Sections 1.6(c) and (d)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one fully paid and nonassessable share of 7% Series E Junior Convertible Preferred Stock of Wildcat (the "Wildcat Series E Preferred Stock") (the "Series E Preferred Stock Merger Consideration"), which Wildcat Series E Preferred Stock shall have terms that are identical to Target Series E Preferred Stock except that (w) the issuer thereof shall be Wildcat rather than Target,
(x) the Wildcat Series E Preferred Stock shall become convertible into Wildcat Common Stock as required by Paragraph 3 of the Certificate of Designation for the Target Series E Preferred Stock, (y) dividends will accrue from the last dividend payment date of the Target Series E Preferred Stock prior to the Effective Time and be payable in Wildcat Common Stock or cash and (z) each share of Wildcat Series E Preferred Stock shall be entitled to one-tenth of one vote per share on all matters, voting together with the Wildcat Common Stock and the other classes of Wildcat voting securities as a single class.

                               (iii) Subject to Sections 1.6(e) and 1.9, each
share of Target Series F Preferred Stock (other than shares to be canceled in accordance with Sections 1.6(c) and (d)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one fully paid and nonassessable share of 7% Series F Junior
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Convertible Preferred Stock of Wildcat (the "Wildcat Series F Preferred Stock")
(the "Series F Preferred Stock Merger Consideration"), which Wildcat Series F Preferred Stock shall have terms that are identical to Target Series F Preferred Stock except that (w) the issuer thereof shall be Wildcat rather than Target,
(x) the Wildcat Series F Preferred Stock shall become convertible into Wildcat Common Stock as required by Paragraph 3 of the Certificate of Designation for the Target Series F Preferred Stock, (y) dividends will accrue from the last dividend payment date of the Target Series F Preferred Stock prior to the Effective Time and be payable in Wildcat Common Stock or cash and (z) each share of Wildcat Series F Preferred Stock shall be entitled to one-tenth of one vote per share on all matters, voting together with the Wildcat Common Stock and the other classes of Wildcat voting securities as a single class.

                                    (iv) Subject to Sections 1.6(e) and 1.9,
each share of Target Series G Preferred Stock (other than shares to be canceled in accordance with Sections 1.6(c) and (d)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one fully paid and nonassessable share of 7% Series G Junior Convertible Preferred Stock of Wildcat (the "Wildcat Series G Preferred Stock") (the "Series G Preferred Stock Merger Consideration"), which Wildcat Series G Preferred Stock shall have terms that are identical to Target Series G Preferred Stock except that (v) the issuer thereof shall be Wildcat rather than Target,
(w) the Wildcat Series G Preferred Stock shall become convertible into Wildcat Common Stock as required by Paragraph 3 of the Certificate of Designation for the Target Series G Preferred Stock, (x) dividends will accrue from the last dividend payment date of the Target Series G Preferred Stock prior to the Effective Time and be payable in Wildcat Common Stock or cash, (y) there shall be the other modifications thereto set forth in Section 5 of the Voting Agreement and (z) the optional redemption provisions set forth in Paragraph 5(i) of the Certificate of Designation for the Target Series G Preferred Stock may be exercised within 45 days after the Effective Time. The Common Stock Merger Consideration, the Series D Preferred Stock Merger Consideration, the Series E Preferred Stock Merger Consideration, the Series F Preferred Stock Merger Consideration and the Series G Preferred Stock Merger Consideration shall be referred to collectively in this Agreement as the "Merger Consideration".

                           (c) Each share of Target Common Stock or Target
Preferred Stock issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by Wildcat or Merger Sub shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

                           (d) Each share of Target Common Stock or Target
Preferred Stock held in the treasury of Target immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

                           (e) Notwithstanding anything in this Section 1.6 to
the contrary, shares
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of Target Preferred Stock issued and outstanding immediately prior to the
Effective Time and held by any stockholder of Target who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Appraisal Shares") shall not be converted into the right to receive the Preferred Stock Merger Consideration with respect thereto, if any, as provided in Section 1.6(b), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of
Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder of Appraisal Shares to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Preferred Stock Merger Consideration with respect thereto as provided in Section 1.6(b).

                  1.7 Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of shares of capital stock of the Surviving Corporation.

                  1.8 Effect on Target Series B Preferred Stock. Subject to
Section 1.6(e), each share of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as Series B Preferred Stock of the Surviving Corporation, without any change to the powers, preferences or special rights of such Target Series B Preferred Stock provided for in the Certificate of Designation for the Target Series B Preferred Stock, except that each share of Target Series B Preferred Stock shall be entitled to one-tenth of one vote per share on all matters, voting together with the common stock and other classes of voting securities of the Surviving Corporation as a single class.

                  1.9 Exchange of Target Common Stock and Target Preferred Stock. (a) Prior to the Effective Time, Wildcat shall enter into an agreement with a bank or trust company reasonably acceptable to Target (the "Exchange Agent"), which shall provide that Wildcat shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Target Common Stock and Target Preferred Stock (other than the Target Series B Preferred Stock), certificates representing the Common Stock Merger Consideration and Preferred Stock Merger Consideration, issuable in exchange for outstanding shares of Target Common Stock and Target Preferred Stock (other than the Target Series B Preferred Stock), as the case may be. Wildcat shall make available to the Exchange Agent from time to time as required after the
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Effective Time cash and/or securities necessary to pay dividends and other distributions in accordance with Section 1.9(e) and to make payments in lieu of any fractional shares of Wildcat Common Stock in accordance with Section 1.9(f).

                           (b) As soon as practicable after the Effective Time,
the Exchange Agent shall mail to each holder of record (other than to holders of Target Common Stock or Target Preferred Stock to be canceled as set forth in
Section 1.6(c) or 1.6(d) or Appraisal Shares and other than to holders of the Target Series B Preferred Stock) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target Common Stock or Target Preferred Stock (other than the Target Series B Preferred Stock) (the "Certificates") (i) a form letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing the applicable Merger Consideration.

                           (c) Upon surrender of a Certificate for cancellation
to the Exchange Agent, together with such letter of transmittal, duly executed, and such other agreements as the Exchange Agent shall reasonably request, the holder of such Certificate shall be entitled to receive in exchange therefor,
(i) the applicable Common Stock Merger Consideration or Preferred Stock Merger Consideration into which the shares of Target Common Stock or Target Preferred Stock theretofore represented by the Certificate so surrendered shall have been converted pursuant to the provisions of this Article I, and (ii) any dividends or other distributions and cash in lieu of fractional shares payable in accordance with this Section 1.9, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Common Stock Merger Consideration or Preferred Stock Merger Consideration with respect to the shares of Target Common Stock or Target Preferred Stock formerly represented thereby and any dividends or other distributions and cash in lieu of fractional shares payable in accordance with this Section 1.9.

                           (d) If any Certificate representing shares of Wildcat
Common Stock or Wildcat Preferred Stock is to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                           (e) No dividends or other distributions declared
after the Effective
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Time with respect to Wildcat Common Stock or Wildcat Preferred Stock and payable to holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Wildcat Common Stock or Wildcat Preferred Stock represented thereby until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore became payable with respect to shares of Wildcat Common Stock or Wildcat Preferred Stock represented by such Certificate.

                           (f) No certificates or scrip representing fractional
shares of Wildcat Common Stock shall be issued upon the surrender for exchange of Certificates, and any such fractional share interest will not entitle the owner thereof to vote or to any rights of the stockholders of Surviving Corporation. In lieu thereof, Wildcat shall pay cash for such fractional shares based upon the Closing Price on the trading day preceding the Effective Date.

                           (g) Any cash or certificates held by the Exchange
Agent that remain undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Wildcat, upon demand, and any holders of the Certificates who have not theretofore exchanged their Certificates in accordance with this Section 1.9 shall thereafter look only to Wildcat for payment of their claim for the Merger Consideration, any dividends or distributions with respect to Wildcat Common Stock or Wildcat Preferred Stock and any cash in lieu of fractional shares of Wildcat Common Stock.

                           (h) All shares of Wildcat Common Stock and Wildcat
Preferred Stock into which and for which shares of Target Common Stock and Target Preferred Stock shall have been converted or exchanged pursuant to this
Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted and exchanged shares of Target Common Stock and Target Preferred Stock, as applicable.

                           (i) After the Effective Time, there shall be no
further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Target Common Stock or Target Preferred Stock (other than the Target Series B Preferred Stock) that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable Merger Consideration as provided in this Article I.

                           (j) If any Certificate shall have been lost, stolen
or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Wildcat, the posting by such person of a bond in such reasonable amount as Wildcat may direct as indemnity against any claim that may be made against it with
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respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends and distributions in respect thereof and any cash in lieu of fractional shares of Wildcat Common Stock, in each case pursuant to this Agreement.

                  1.10 Adjustments. (a) If, between the date of this Agreement and the Effective Time, the outstanding shares of Target Common Stock or Target Preferred Stock shall have been changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, subdivision, stock dividend, combination, exchange of shares or similar adjustment, or if any such transaction shall be declared with a record date within such period, the consideration to be paid in the Merger in exchange for each outstanding share of Target Common Stock or Target Preferred Stock as provided in this Agreement shall be correspondingly adjusted.

                           (b) If, between the date of this Agreement and the
Effective Time, the outstanding shares of Wildcat Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, subdivision, stock dividend, combination, exchange of shares or similar adjustment, or if any such transaction shall be declared with a record date within such period, the Common Stock Merger Consideration to be paid in the Merger in exchange for each outstanding share of Target Common Stock as provided in this Agreement shall be correspondingly adjusted. In addition, in the event Wildcat pays (or establishes a record date for payment of) any dividend on, or makes any other distribution in respect of, Wildcat Common Stock, the Common Stock Merger Consideration shall be appropriately adjusted to reflect such dividend or distribution.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

                  Except (i) with respect to matters contemplated by Section 4.1, (ii) as disclosed in Target SEC Documents filed and publicly available prior to the date of this Agreement (the "Target Filed SEC Documents"), or (iii) as set forth on the disclosure schedule delivered by Target to Wildcat prior to the execution of this Agreement (the "Target Disclosure Schedule"), Target represents and warrants to Wildcat as follows:

                  2.1 Organization, Standing and Corporate Power. Target and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority, as the case may be, to carry on its business as now being
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conducted. Each of Target and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Target. Copies of Target's Certificate of Incorporation and By-laws, in each case as amended to and in effect on the date of this Agreement, have been filed as exhibits to the Target Filed SEC Documents.

                  2.2 Capital Structure. (a) The authorized capital stock of Target consists of 152,000,000 shares of capital stock consisting of: (1) 150,000,000 shares of common stock, par value $.01 per share (the "Target Common Stock"), and (2) 2,000,000 shares of preferred stock, par value $1.00 per share, of which (A) 600,000 shares have been designated as the Target Series B
Preferred Stock, (B) 69,000 shares have been designated as the Target Series D Preferred Stock, (C) 87,500 shares have been designated as the Target Series E Preferred Stock, (D) 92,000 shares have been designated as the Target Series F Preferred Stock, (E) 200,000 shares have been designated as the Target Series G Preferred Stock and (F) 40,000 shares have been designated as Series C Preferred Stock, par value $1.00 per share (the "Target Series C Preferred Stock"). At the close of business on August 25, 2000, (i) 54,170,682 shares of Target Common Stock were issued and outstanding; (ii) no shares of Target Common Stock were held by Target in its treasury; (iii) 466,062 shares of the Target Series B Preferred Stock were issued and outstanding; (iv) 53,724 shares of the Target Series D Preferred Stock were issued and outstanding; (v) 64,047 shares of the Target Series E Preferred Stock were issued and outstanding; (vi) 79,600 shares of the Target Series F Preferred Stock were issued and outstanding; (vii)
200,000 shares of the Target Series G Preferred Stock were issued and outstanding; (viii) 40,000 shares of the Target Series C Preferred Stock were reserved for issuance in connection with the rights (the "Target Rights") to purchase shares of the Target Series C Preferred Stock issued pursuant to the Rights Agreement dated as of March 7, 1996 (as amended, the "Target Rights Agreement"), between Target and Continental Stock Transfer & Trust Company, as rights agent; (ix) no other shares of Target Preferred Stock were issued and outstanding; (x) 2,200,000 shares of Target Common Stock were reserved for issuance pursuant to three warrants issued and outstanding to purchase Target Common Stock (the "Target Warrants"); (xi) 12,363,567 shares of Target Common Stock were reserved for issuance pursuant to Target's 1992 Stock Option Plan, 1996 Long-Term Incentive Plan, 1997 Equity Participation Plan for the Benefit of Employees of Dove (as defined in Section 2.2(b)), and 1997 Stock Option Plan for the Benefit of Employees of Dove (collectively, the "Target Stock Plans") (of which 9,437,582 shares of Target Common Stock are subject to outstanding stock options or other rights to purchase or to receive Target Common Stock granted under the Target Stock Plans (collectively, "Target Stock Options")); and (xii) 22,530,969 shares of Target Common Stock were reserved for issuance upon conversion of (A) the Target Series D Preferred Stock, (B) the
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Target Series E Preferred Stock, (C) the Target Series F Preferred Stock and (D)
the Target Series G Preferred Stock. Since August 25, 2000, and prior to the date hereof, no shares of capital stock of, or any other interest in, or any options, warrants, convertible, exchangeable or similar securities or other rights, agreements, arrangements or commitments relating to the capital stock of, Target were issued other than in connection with the exercise of Target
Stock Options and Target Warrants in accordance with their respective terms. Other than Target Preferred Stock, regularly scheduled dividend payments on the Target Preferred Stock, the Target Stock Options and the Target Warrants, there are no options, warrants, convertible, exchangeable or similar securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Target or obligating Target to issue or sell any shares of capital stock of, or any other interest in, Target. No bonds, debentures or other indebtedness having the right to vote on any matter on which stockholders of Target may vote are issued or outstanding or subject to issuance. There are no outstanding contractual obligations of Target to repurchase, redeem or otherwise acquire any shares of capital stock of Target or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All of the outstanding shares of capital stock of Target are, and all such shares that may be issued will be, when issued duly authorized, validly issued, fully paid and nonassessable.

                           (b) The authorized capital stock of Digex,
Incorporated, a Delaware corporation ("Dove"), consists of 100,000,000 shares of Class A Common Stock, par value $.01 per share ("Dove Class A Common Stock"), of which 24,303,163 shares are issued and outstanding, 50,000,000 shares of Class B Common Stock, par value $.01 per share ("Dove Class B Common Stock" and, together with Dove Class A Common Stock, "Dove Common Stock"), of which 39,350,000 shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $.01 per share, of which 100,000 shares have been designated as Series A Convertible Preferred Stock, all of which are issued and outstanding. As of August 25, 2000, (i) 15,000,000 shares of Dove Class A Common Stock were reserved for issuance pursuant to Dove's 1999 Long-Term Incentive Plan (the "Dove Stock Plan") (of which 8,405,507 shares of Dove Class A Common Stock are subject to outstanding stock options or other rights to purchase or to receive Dove Class A Common Stock granted under the Dove Stock Plan (collectively, "Dove Stock Options")), and (ii) 1,065,000 shares of Dove Class A Common Stock were reserved for issuance pursuant to 1,065,000 warrants issued and outstanding to purchase Dove Common Stock (the "Dove Warrants").

                  2.3 Subsidiaries. Section 2.3 of the Target Disclosure Schedule sets forth a true and complete list of each of Target's Subsidiaries as of the date hereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Target have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Target, free and clear of all Encumbrances. Other than the Dove Stock Options and Dove Warrants, there are no options, warrants, convertible securities or other rights, agreements, arrangements or
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commitments of any character relating to the capital stock of any Subsidiary of
Target or obligating any Subsidiary of Target to issue or sell any shares of capital stock or, or any other interest in, such Subsidiary. There are no outstanding contractual obligations on the part of any Subsidiary of Target to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except for the capital stock or other ownership interests of its Subsidiaries, as of the date hereof, Target does not beneficially own directly or indirectly any material capital stock, membership interest, partnership interest, joint venture interest or other material equity interest in any person.

                  2.4 Authority. Target has the requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the Target Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Target, subject to receipt of the Target Stockholder Approval. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligations of Target, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  2.5 No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Target or any of its Subsidiaries under (i) the organizational documents of Target or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Target or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 2.6, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Encumbrances that, individually or in the aggregate, are not reasonably likely to (x) have a Material Adverse Effect on Target or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  2.6 Consents; Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Target or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Target or the consummation by Target of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Target under the HSR Act and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (ii) the filing with the SEC of the Proxy Statement and such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of: (A) the Certificate of Merger with the Delaware Secretary of State, (B) appropriate documents with the relevant authorities of other states in which Target is qualified to do business, and (C) such filings with Governmental Authorities as are necessary to satisfy the applicable requirements of state securities or "blue sky" laws; (iv) filings with and approvals of the Federal Communications Commission (the "FCC") as required under the Communications Act of 1934, as amended (the "Communications Act"), and the rules and regulations promulgated thereunder; (v) filings with and approvals of any state public utility commissions ("PUCs") or similar regulatory bodies as required by applicable statutes, laws, rules, ordinances and regulations; and (vi) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to (x) have a Material Adverse Effect on Target or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  2.7 SEC Documents; Undisclosed Liabilities. Target has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1998, and Dove has filed all such reports since August 1, 1999 (collectively, the "Target SEC Documents"). As of their respective dates, the Target SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Target SEC Documents, and none of the Target SEC Documents when filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Target SEC Document has been revised or superseded by a later filed Target SEC Document, none of the Target SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the Target SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto ("Accounting Rules"), have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the respective consolidated financial position of Target and Dove and their respective consolidated Subsidiaries as of the dates thereof and their respective consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes if applicable). Except (i) as reflected in the Target Filed SEC Documents or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated by this Agreement, neither Target nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet of Target and its consolidated Subsidiaries or the footnotes thereto prepared in accordance with GAAP which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Target.

                  2.8 Information Supplied. None of the information supplied or to be supplied by Target specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of Target or at the time of the Target Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the respective rules and regulations promulgated thereunder. No representation or warranty is made by Target with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Wildcat specifically for inclusion or incorporation by reference in the Proxy Statement.

                  2.9 No Material Adverse Effect. Except for liabilities incurred in connection with or expressly permitted by this Agreement, since June 30, 2000, there has not been (1) any event, occurrence or development (other than those relating to the economy or securities markets in general or the industries in which Target and its Subsidiaries operate in general or resulting from the announcement of this Agreement) which has resulted in or could reasonably be expected to result in a Material Adverse Effect on Target, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Target's capital stock, except for dividends or other distributions declared, set aside or paid by Target as required by and in accordance with the respective terms of such capital stock as of the date hereof, (3) any split, combination or reclassification of any of Target's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Target's capital stock and (4) (A) any granting by Target or any of its Subsidiaries to any current or former director, executive officer or other employee of Target or its Subsidiaries of any increase in compensation, bonus or other benefits, except for increases in cash compensation and other non-equity-based benefits in the ordinary course of business or as was required by law or under any employment agreement in effect as of the date of the most recent audited financial statements included in the Target Filed SEC Documents, (B) any granting by Target or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay,
(C) any entry by Target or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee or (D) any amendment to, or modification of, any Target Stock Plans, Target Stock Options or Target Warrants.

                  2.10 Litigation. There is no suit, action, proceeding, claim, grievance or investigation pending or, to the Knowledge of Target or any of its Subsidiaries, threatened against or affecting Target or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Target, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Target or any of its Subsidiaries having, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target. There are no facts, circumstances or conditions that are reasonably likely to give rise to any liability of, or form the basis of a claim against, Target or any of its Subsidiaries under any applicable statutes, laws, ordinances, rules or regulations, which liability or claim is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

                  2.11 Voting Requirements. The affirmative vote (the "Target Stockholder Approval") of (i) the holders of a majority of the voting power represented by the outstanding shares of Target Common Stock and Target Series G Preferred Stock, voting together as a single class, entitled to vote at the Target Stockholders Meeting to adopt this Agreement and (ii) the holders of a majority of the voting power represented by the outstanding shares of the Target Series G Preferred Stock, voting as a separate class, entitled to vote at the Target Stockholders Meeting to adopt this Agreement, are the only votes of the holders of any class or series of Target's capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement. No other approval of the stockholders of Target is required with respect to this Agreement, the Stockholders Agreement or the transactions contemplated hereby or thereby.

                  2.12 Brokers. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation, the fees, commissions and expenses of each of which will be paid by Target, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Target.

                  2.13 Opinion of Financial Advisor. Target has received the opinion of Bear, Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Target Common Stock.

                  2.14 Approval of Boards of Directors. The Board of Directors of Target has approved the terms of this Agreement, the Voting Agreement and the consummation of the transactions contemplated by this Agreement and the Voting Agreement. The Board of Directors of Dove has approved the Merger and the transactions pursuant to which Wildcat and Merger Sub would become interested shareholders under Section 203 under the DGCL. Such approvals represent all the action necessary to ensure that the restrictions on "business combinations" (as defined in such Section 203 of the DGCL) contained in Section 203 of the DGCL do not apply to Wildcat or Merger Sub in respect of Target or Dove in connection with the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. To the Knowledge of Target, no other state takeover statute or similar statute or regulation is applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement and the Voting Agreement.

                  2.15 Compliance with Applicable Laws. Target and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Authorities which are required for them to own, lease or operate their assets and to carry on their businesses (the "Target Permits"), except where the failure to hold any thereof is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target. Target and its Subsidiaries are in compliance with the terms of the Target Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

                  2.16 Absence of Changes in Target Benefit Plans. Since June 30, 2000, there has not been any adoption or amendment by Target or any of its Subsidiaries of any employment agreement with any director, officer or employee of Target or any of its Subsidiaries or of any collective bargaining agreement or any adoption or amendment of any Target Benefit Plans which, in each case, are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF WILDCAT

                  Except as disclosed in the Wildcat SEC Documents filed and publicly available prior to the date of this Agreement (the "Wildcat Filed SEC Documents"), Wildcat represents and warrants to Target as follows:

                  3.1 Organization, Standing and Corporate Power. Each of Wildcat and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted. Each of Wildcat and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Wildcat. Copies of Wildcat's Certificate of Incorporation and By-laws, in each case as amended to and in effect on the date of this Agreement, have been filed as exhibits to the Wildcat SEC Documents.

                  3.2 Capital Structure. The authorized capital stock of Wildcat consists of 5,000,000,000 shares of common stock, par value $.01 per share ("Wildcat Common Stock"), of which 2,881,952,220 shares are issued and outstanding, and 50,000,000 shares of preferred stock, par value $.01 per share, of which 10,757,448 shares are issued or outstanding. As of the date hereof, there are 369,051,165 options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Wildcat or obligating Wildcat to issue or sell any shares of capital stock of, or any other interest in, Wildcat. As of the date hereof, there are 879,825 incentive stock units outstanding. As of the date hereof, there are no outstanding contractual obligations of Wildcat to repurchase, redeem or otherwise acquire any shares of capital stock of Wildcat. All of the outstanding shares of capital stock of Wildcat are, and all such shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

                  3.3 Authority. Wildcat has the requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Wildcat. This Agreement has been duly executed and delivered by Wildcat and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligations of Wildcat, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  3.4 No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement, and compliance with the provisions hereof will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Wildcat or any of its Subsidiaries under (i) the organizational documents of Wildcat or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Wildcat or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 3.6, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Wildcat or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Encumbrances that, individually or in the aggregate, are not reasonably likely to (x) have a Material Adverse Effect on Wildcat or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  3.5 Consents; Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Wildcat or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Wildcat or the consummation by Wildcat of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Wildcat under the HSR Act and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (ii) the filing with the SEC of the Form S-4 and such reports under
Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of: (A) the Certificate of Merger with the Delaware Secretary of State, (B) appropriate documents with the relevant authorities of other states in which Wildcat is qualified to do business and (C) such filings with Governmental Authorities as are necessary to satisfy the applicable requirements of state securities or "blue sky" laws; (iv) filings with and approvals of the FCC as required under the Communications Act, and the rules and regulations promulgated thereunder; (v) filings with and approvals of any PUCs or similar regulatory bodies as required by applicable statutes, laws, rules, ordinances and regulations; (vi) filings with and approvals of the Nasdaq National Market to permit the shares of Wildcat Common Stock issued as Common Stock Merger Consideration to be listed for trading; and
(vii) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to (x) have a Material Adverse Effect on Wildcat or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  3.6 SEC Documents; Undisclosed Liabilities. Wildcat has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1998 (collectively, the "Wildcat SEC Documents"). As of their respective dates, the Wildcat SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Wildcat SEC Documents, and none of the Wildcat SEC Documents when filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Wildcat SEC Document has been revised or superseded by a later filed Wildcat SEC Document, none of the Wildcat SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Wildcat included in the Wildcat SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Wildcat and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes if applicable). Except (i) as reflected in the Wildcat Filed SEC Documents or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated by this Agreement, neither Wildcat nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet of Wildcat and its consolidated Subsidiaries or the footnotes thereto prepared in accordance with GAAP which individually or in the aggregate are reasonably likely to have a Material Adverse Effect on Wildcat.

                  3.7 Information Supplied. None of the information supplied or to be supplied by Wildcat specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of Target or at the time of the Target Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the respective rules and regulations promulgated thereunder. No representation or warranty is made by Wildcat with respect to statements made or incorporated by reference in the Form S-4 and the Proxy Statement based on information supplied by Target specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement, as the case may be.

                  3.8 Absence of Material Adverse Effect. Except for liabilities incurred in connection with or expressly permitted by this Agreement, since June 30, 2000, there has not been any event, occurrence or development (other than those relating to the economy or securities markets in general or the industries in which Wildcat and its Subsidiaries operate in general or resulting from the announcement of this Agreement) which has resulted in or could reasonably be expected to result in a Material Adverse Effect on Wildcat.

                  3.9 Litigation. There is no suit, action, proceeding, claim, grievance or investigation pending or, to the Knowledge of Wildcat or any of its Subsidiaries, threatened against or affecting Wildcat or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Wildcat, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Wildcat or any of its Subsidiaries having, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Wildcat. There are no facts, circumstances or conditions that are reasonably likely to give rise to any liability of, or form the basis of a claim against, Wildcat or any of its Subsidiaries under any applicable statutes, laws, ordinances, rules or regulations, which liability or claim is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Wildcat.

                  3.10 Brokers. No broker, investment banker, financial advisor or other person, other than Chase Securities Inc., the fees, commissions and expenses of which will be paid by Wildcat, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Wildcat.

                  3.11 Shares of Wildcat Common Stock and Wildcat Preferred Stock. At the Effective Time, the shares of Wildcat Common Stock and Wildcat Preferred Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable and will be delivered free and clear of all Encumbrances.


                                   ARTICLE IV

                                    COVENANTS

                  4.1 Conduct of Business by Target. Except as set forth in the Target Disclosure Schedule, as contemplated by this Agreement or with the prior written consent of Wildcat, which consent shall not be unreasonably withheld, delayed or conditioned, from the date hereof to the Effective Time, (i) Target shall, and shall cause its Subsidiaries (other than Dove) to, carry on their respective businesses in the ordinary course consistent with past practice, and
(ii) Target, solely in its capacity as a stockholder of Dove, shall not vote its shares of Dove in any meeting or by written consent, shall use its best efforts to ensure that its representatives on Dove's Board of Directors not vote or act by written consent (or, if such best efforts are insufficient, use its best efforts to remove its representatives), to cause or permit Dove to take any of the actions set forth in paragraphs (a) - (l) of this Section 4.1 relating to Target and its Subsidiaries. Without limiting the generality of the foregoing, during the period from the date hereof to the Effective Time, except as set forth in the Target Disclosure Schedule, as contemplated by this Agreement or with the prior written consent of Wildcat, which consent shall not be unreasonably withheld, delayed or conditioned, Target shall not, and shall not permit any of its Subsidiaries (other than Dove) to:

                  (a)      amend its certificate of incorporation or By-Laws;

                  (b) authorize for issuance, issue, sell, deliver, grant any options for, pledge, encumber, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except (i) for dividends and distributions declared, set aside or paid by Target in accordance with the respective terms of its capital stock as of the date hereof, (ii) pursuant to and in accordance with the present terms of currently outstanding convertible securities, warrants and options of Target, (iii) for the issuance of employee options to purchase shares of (x) Target Common Stock in the ordinary course of business in the aggregate not to exceed 750,000 shares in any calendar quarter (net of option cancellations made during such quarter), and the issuance of shares of Target Common Stock upon the exercise thereof and (y) Dove Class A Common Stock in the ordinary course of business in the aggregate not to exceed 500,000 shares in any calendar quarter (net of option cancellations made during such quarter), and the issuance of shares of Dove Class A Common Stock upon the exercise thereof and (iv) pursuant to
                           Section 4.25;

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its Subsidiaries, or any rights, warrants or options to acquire any such shares except for (i) the purchase from time to time by Target of Target Common Stock in the ordinary course of business in connection with the cashless exercise of options or the funding of employee incentive plans, profit sharing plans or other benefit plans of Target, (ii) dividends and distributions declared, set aside or paid by Target in accordance with the respective terms of its capital stock as of the date hereof, and
                           (iii) dividends and distributions (including liquidating distributions) by a direct or indirect Subsidiary of Target to its parent;

                  (d) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than (A) under the Revolving Credit Agreement among Target, Bank of America, N.A. and the other lenders named therein, dated as of December 22, 1999 (the "Credit Facility"), in accordance with its present terms in the ordinary course of business, (B) intercompany indebtedness between Target and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries and (C) intercompany indebtedness between Target or any of its wholly owned Subsidiaries, on the one hand, and Dove, on the other hand, to fund operating expenses in the ordinary course of business consistent with past practice;
                           (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for Target pursuant to the Credit Facility; or
                           (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than advances to employees of Target and its Subsidiaries in the ordinary course of business);

                  (e) (i) increase in any manner the cash compensation and other non-equity based benefits of (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or executive officers; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with any director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements in accordance with their present terms; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or employee, except as required under currently existing plans in accordance with their present terms; or (iv) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, that was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend, terminate or take any discretionary action with respect to any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit Target or its Subsidiaries from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

                  (f) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition (including by merger, consolidation or otherwise) of assets or securities (other than purchases of raw materials or supplies in the ordinary course of business), any sale, transfer, lease, license, Encumbrance, or other disposition of assets or securities (other than (i) sales or licenses of finished goods and services in the ordinary course of business, (ii) any Encumbrance granted pursuant to the Credit Facility as in effect on the date of this Agreement or (iii) pursuant to
                           Section 4.25), or any release or relinquishment of any material contract rights;

                  (g) authorize or commit to make capital expenditures for Target and its Subsidiaries on a consolidated basis in excess of $165 million per calendar quarter, with unused amounts being rolled over to succeeding quarters;

                  (h) make any change in the accounting methods or accounting practices followed by Target;

                  (i) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $5,000,000 in the aggregate for all such matters above the amount of any specific reserves included in Target's financial statements;

                  (j) enter into, amend or expand any agreement with any backbone network provider relating to the use by Target or any of its Subsidiaries of any backbone network other than Wildcat's network, except after offering Wildcat a reasonable opportunity to timely provide Target with adequate backbone network capacity on market terms (including pricing and timely provisioning of access to Target's points-of-presence);

                  (k) make any election under the Code which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Target or settle or compromise any material tax liability; or

                  (l)      agree to do any of the foregoing.

                  4.2      Intentionally Omitted.

                  4.3 No Solicitation. (a) From the date hereof to the Effective Time, Target shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, the making of any proposal that constitutes a Takeover Proposal, or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. Target shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Target shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Target is a party. Notwithstanding the foregoing, if prior to the date the Target Stockholder Approval is obtained, Target receives a Takeover Proposal, Target may, to the extent the Board of Directors of Target determines in good faith that there is a reasonable likelihood that such Takeover Proposal would constitute a Superior Proposal, participate in discussions or negotiations with, or provide information to, any Person in response to such Takeover Proposal. In such event, Target shall (i) prior to participating in any such discussions or negotiations or providing any information, inform Wildcat of the material terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal, and (ii) keep Wildcat reasonably informed of the status of any such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any bona fide proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 35% or more of the net revenues, net income or the assets of Target and its Subsidiaries, taken as a whole, or 35% or more of the voting power of Target or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 35% or more of the voting power of Target or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any of its Subsidiaries pursuant to which any third party or the shareholders of any third party would own 35% or more of the voting power of Target or any resulting parent company of Target, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any Takeover Proposal which the Board of Directors of Target determines in good faith (based on the advice of a financial advisor), taking into account the estimated time required to consummate the offer, the Person making the offer and the legal, financial, regulatory and other aspects of the offer deemed appropriate by the Board of Directors of Target, is reasonably capable of being completed, and if consummated, would result in a transaction that provides consideration to the holders of Target Common Stock with a greater value than the consideration payable in the Merger.

                           (b) Neither the Board of Directors of Target nor any
committee thereof shall (i) except, prior to the date the Target Stockholder Approval is obtained, to the extent the Board of Directors of Target determines in good faith (after consultation with outside counsel) that such action would be prudent to assure compliance with their fiduciary obligations, and subject to providing three business days' prior written notice to Wildcat, (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Wildcat, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement or (y) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (ii) cause Target to enter into any acquisition agreement or other similar agreement (an "Acquisition Agreement") related to any Takeover Proposal.

                           (c) In addition to the obligations of Target set
forth in paragraphs (a) and (b) of this Section 4.3, Target shall immediately advise Wildcat orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. Target will keep Wildcat informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

                           (d) Nothing contained in this Section 4.3 shall
prohibit Target from
taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to Target's stockholders if, in the good faith judgment of the Board of Directors of Target, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither Target nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

                  4.4 Compliance with Conditions Precedent, Etc. Each of the parties will use its best efforts to cause the conditions precedent to the Merger set forth in Article V to be fulfilled and, subject to the terms and conditions herein provided, to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger, including to lift any injunction or remove any other impediment to the consummation of such transactions or the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the parties hereto shall take all such necessary action. Nothing in this Agreement shall be deemed to require Wildcat or Target to agree to, or proffer to, divest or hold separate (x) any assets or any portion of any business of Target or any of its Subsidiaries if the Board of Directors of Wildcat determines that so doing could reasonably be expected to have a Material Adverse Effect on Target, (y) any assets or any portion of any business of Wildcat or any of its Subsidiaries or (z) any assets of or any portion of Target's ownership interests in Dove. Without limiting the generality of the foregoing, Target shall give Wildcat the opportunity to participate in the defense of any litigation against Target and/or its directors relating to the transactions contemplated by this Agreement or the Voting Agreement.

                  4.5 Certain Notifications. At all times from the date hereof until the Effective Time, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article V.

                  4.6 Expenses. (a) Except as set forth in this Section 4.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                           (b) In the event that (i) following the date of this
Agreement and prior to the date of the Target Stockholders Meeting, a Takeover Proposal shall have been made to Target or shall have been made directly to the stockholders of Target generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated by either Wildcat or Target pursuant to Section 6.1(d) without a Target Stockholders Meeting having occurred or Section 6.1(e), or (ii) this Agreement is terminated by Wildcat pursuant to Section 6.1(g), then Target shall pay Wildcat a termination fee equal to $135 million (the "Termination Fee"), payable by wire transfer of same-day funds within two business days of the date of such termination; provided, however, that no Termination Fee shall be payable to Wildcat pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination Target enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal, in which event the Termination Fee shall be payable upon the first to occur of the entering into such Acquisition Agreement or the consummation of such Takeover Proposal.

                           (c) All stock transfer, real estate transfer,
documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Target.

                  4.7 Public Announcements. Wildcat and Target shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with the Nasdaq National Market or any exchange upon which the capital stock of Wildcat is listed.

                  4.8 Preparation of the Form S-4 and Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, Wildcat and Target shall prepare and file with the SEC the Proxy Statement, and Wildcat shall prepare and file with the SEC the Form S-4, in which the Proxy Statement, will be included as a prospectus. Each of Target and Wildcat shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective for so long as necessary to complete the Merger. Target will use all reasonable efforts to cause the Proxy Statement to be mailed to Target's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Wildcat shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Wildcat Common Stock and Wildcat Preferred Stock (including the issuance by Wildcat of depositary shares with respect thereto) in the Merger, and Target shall furnish all information concerning Target as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Form S-4 will be made by Wildcat, or with respect to the Proxy Statement will be made by Wildcat or Target, without providing the other party a reasonable opportunity to review and comment thereon. Wildcat will advise Target, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Wildcat Common Stock or Wildcat Preferred Stock issuable or issued in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to Target copies of all correspondence and filings with the SEC with respect to the Form S-4. Target will inform Wildcat, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to Wildcat copies of all correspondence and filings with the SEC with respect to the Proxy Statement. If at any time prior to the Effective Time any information relating to Target or Wildcat, or any of their respective Affiliates, directors or officers, should be discovered by Target or Wildcat that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Wildcat and Target.

                           (b) Target shall (i) as soon as practicable following
the date of this Agreement, establish a record date (which shall be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Target Stockholders Meeting") for the purpose of obtaining the Target Stockholder Approval, (ii) through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and (iii) use its reasonable efforts to solicit the Target Stockholder Approval. Target agrees that its obligations pursuant to clause (i) of the first sentence of this Section 4.8(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Target of any Takeover Proposal, and such obligations shall not be affected by any action that Target takes under Section 4.3(b).

                  4.9 Letters of Target's Accountants. Target shall use reasonable efforts to cause to be delivered to Wildcat two letters from Target's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Effective Date, each addressed to Wildcat, in form and substance reasonably satisfactory to Wildcat and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  4.10 Letters of Wildcat's Accountants. Wildcat shall use reasonable efforts to cause to be delivered to Target two letters from Wildcat's independent accountants, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within two Business Days before the Effective Date, each addressed to Target, in form and substance reasonably satisfactory to Target and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  4.11 HSR and Other Filings. Target and Wildcat shall promptly make their respective filings and any other required or requested submissions under the HSR Act and shall cooperate with one another and use their best efforts, as required by and subject to Section 4.4, to determine whether, in connection with the consummation of the transactions contemplated by this Agreement, any other filings are required to be made with, or any consents are required to be obtained from, any third party or any Governmental Authority prior to the Effective Time and to make any such filings promptly and to obtain any such consents on a timely basis.

                  4.12 Access to Information; Confidentiality. Subject to the existing confidentiality agreement dated as of August 3, 2000 (the "Confidentiality Agreement"), among Target, Dove and Wildcat, upon reasonable notice, each of Target and Wildcat shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Target and Wildcat shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party all other information concerning its business, properties and personnel as such other party may reasonably request. Neither Target nor Wildcat shall be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would, with respect to any pending matter, result in a waiver of the attorney-client privilege or the protection afforded attorney work-product. Target and Wildcat shall use reasonable efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any such information being provided by it. No review pursuant to this
Section 4.12 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by any party hereto to the other parties hereto. Each of Target and Wildcat will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

                  4.13 Indemnification, Exculpation and Insurance. (a) Wildcat agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of Target or its Subsidiaries as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of Target or its Subsidiaries as in effect on the date hereof shall be assumed by Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

                           (b) In the event that Wildcat or any of its
successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Wildcat shall cause proper provision to be made so that its successors and assigns assume the obligations set forth in this Section 4.13.

                           (c) For six years from and after the Effective Time,
Wildcat shall cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time covering each person currently covered by the directors' and officers' liability insurance policy maintained by Target or any Affiliate of Target on behalf of Target and its Subsidiaries on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage and amount and such other terms which are, in the aggregate, no less favorable to such directors and officers; provided, however, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.08(c) in excess of 200% of the amount of the aggregate premiums paid by Target in 1999 for such purpose (which 1999 aggregate premiums Target represents and warrants to be $372,500); and provided further that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

                           (d) The provisions of this Section 4.13 are (i)
intended to be for the benefit of, and will be enforceable by, each party currently covered by such insurance or such indemnification agreements or provisions, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                  4.14 Stock Exchange Listings. Wildcat shall use reasonable efforts to cause the Wildcat Common Stock issuable in the Merger and issuable upon conversion and as dividends on the Wildcat Preferred Stock to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Date.

                  4.15 Tax Treatment. Each of Wildcat and Target shall use reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.

                  4.16 Target Series B Preferred Stock. Prior to the Effective Time, Target shall cause the Certificate of Designation for the Target Series B Preferred Stock to be amended to provide that each share of Target Series B Preferred Stock shall be entitled to one-tenth of one vote per share on all matters, voting together with the Target Common Stock and the other classes of Target voting securities as a single class.

                  4.17 Target Stock Options and Warrants. (a) As soon as practicable following the date of this Agreement, the Board of Directors of Target (or, if appropriate, any committee administering Target Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

                  (i) adjust the terms of all outstanding Target Stock Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Target Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Target Stock Option, the number of shares of Wildcat Common Stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Target Common Stock subject to such Target Stock Option by the Exchange Ratio (assuming, for this purpose, that Wildcat failed to make the Wildcat Cash Election), at a price per share of Wildcat Common Stock equal to (A) the aggregate exercise price for the shares of Target Common Stock otherwise purchasable pursuant to such Target Stock Option divided by (B) the aggregate number of shares of Wildcat Common Stock deemed purchasable pursuant to such Target Stock Option (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded down to the nearest whole cent; and

                  (ii) make such other changes to the Target Stock Plans as Wildcat and Target may agree are appropriate to give effect to the Merger.

                           (b) The adjustments provided herein with respect to
any Target Stock Options to which Section 421(a) of the Code applies shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

                           (c) At the Effective Time, by virtue of the Merger
and without the need of any further corporate action, each Target Stock Option outstanding at the Effective Time shall be converted into an option relating to Wildcat Common Stock following the Effective Time so as to substitute Wildcat Common Stock for Target Common Stock purchasable thereunder (subject to the adjustments required by this Section 4.17 after giving effect to the Merger).

                           (d) As soon as practicable following the Effective
Time, Wildcat shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Wildcat Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options or any unsettled awards granted under Target Stock Plans after the Effective Time may remain outstanding.

                           (e) As soon as practicable following the Effective
Time, Wildcat shall deliver to the holders of Target Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Target Stock Plans and the agreements evidencing the grants of such Target Stock Options and that such Target Stock Options and agreements shall be assumed by Wildcat and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.17 after giving effect to the Merger and to vesting, if any, caused by the Merger).

                           (f) Except as otherwise expressly provided in this
Section 4.17 and except to the extent required under the respective terms of Target Stock Options, all restrictions or limitations on transfer and vesting with respect to Target Stock Options awarded under Target Stock Plans or any other plan, program or arrangement of Target or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Wildcat as set forth above.

                           (g) At the Effective Time, by virtue of the Merger
and without the need for any further corporate action, each Target Warrant outstanding immediately prior to the Effective Time shall be automatically converted into an option or warrant to acquire, on the same terms and conditions, including registration rights, as were applicable under such Target Warrant, the number of shares of Wildcat Common Stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Target Common Stock subject to such Target Warrant by the Exchange Ratio (assuming, for this purpose, that Wildcat failed to make the Wildcat Cash Election), at a price per share of Wildcat Common Stock equal to (A) the aggregate exercise price for shares of Target Common Stock otherwise purchasable pursuant to such Target Warrant divided by (B) the aggregate number of shares of Wildcat Common Stock deemed purchasable pursuant to such Target Warrant; provided, however, that such exercise price shall be rounded down to the nearest whole cent.

                  4.18 Employee Benefit Plans; Existing Agreements. (a) For the six-month period following the Effective Date, Wildcat shall cause the Surviving Corporation to either maintain the employee benefit programs (other than equity-based arrangements) provided by Target and its Subsidiaries before the Effective Time or replace all or any such programs with programs maintained for similarly situated employees of Wildcat; provided that the aggregate level of benefits (other than equity-based arrangements) provided to Target employees during this period shall be substantially similar to the aggregate level of benefits (other than equity-based arrangements) provided by Target and its Subsidiaries before the Effective Time. To the extent that any employee benefit plan of Wildcat or any of its Affiliates (a "Wildcat Plan") becomes applicable to any employee or former employee of Target or its Subsidiaries, Wildcat shall grant, or cause to be granted, to such employees or former employees credit for their service with Target and its Subsidiaries (and any of their predecessors) for the purpose of determining eligibility to participate and nonforfeitability of benefits under such Wildcat Plan and for purposes of benefit accrual under vacation and severance pay plans (but only to the extent such service was credited under similar plans of Target and its Subsidiaries).

                           (b) With respect to any Wildcat Plan that is a
welfare benefit plan and is made available to individuals who immediately prior to the Effective Time were employees of Target or any of its Subsidiaries (a "Wildcat Welfare Plan"), Wildcat shall cause the Surviving Corporation to (i) waive any waiting periods, pre-existing condition exclusions and actively-at-work requirements to the extent such provisions were inapplicable immediately before such Wildcat Welfare Plan was so made available and (ii) provide that any eligible expenses incurred by any such individual and his or her covered dependents during the portion of the plan year of the corresponding Target Benefit Plan ending on the date such plan was made available shall be taken into account for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket requirements applicable to such individual and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Wildcat Welfare Plan.

                           (c) Subject to compliance by Wildcat with its
obligations under Sections 4.18(a) and 4.18(b), nothing contained in this
Section 4.18 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual employee of Target and its Subsidiaries or any change in the employee benefits available to any such individual employee or the amendment or termination of any particular Target Benefit Plan to the extent permitted by its terms as in effect immediately prior to the Effective Time.

                  4.19 Section 16 Matters. Prior to the Effective Time, Wildcat and Target shall take all such steps as may be required to cause any dispositions of Target Common Stock or Target Preferred Stock (including derivative securities with respect to Target Common Stock or Target Preferred Stock) or acquisitions of Wildcat Common Stock or Wildcat Preferred Stock (including derivative securities with respect to Wildcat Common Stock or Wildcat Preferred Stock) resulting from the transactions contemplated by Article I and Section 4.17 of this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Target, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                  4.20 Voting Agreement Legend. Target will inscribe upon any certificate representing shares of capital stock subject to the Voting Agreement tendered by a stockholder in connection with any proposed transfer of such shares by such stockholder in accordance with the terms of the Voting Agreement, the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF INTERMEDIA COMMUNICATIONS INC., REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT DATED AS OF SEPTEMBER 1, 2000, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF INTERMEDIA COMMUNICATIONS INC."; and Target will return such certificate containing such inscription to such Stockholder within three business days following Target's receipt thereof.

                  4.21 Target Rights Agreement. The Board of Directors of Target shall take all action necessary or desirable (including redeeming the Target Rights immediately prior to the Effective Time or amending the Target Rights Agreement) in order to render the Target Rights inapplicable to the Merger and to the other transactions contemplated by this Agreement and the Voting Agreement to the extent provided herein.

                  4.22 Target Securities. Following the Effective Time, Wildcat shall comply with the applicable terms of the Credit Facility, the outstanding indentures and the certificates of designation of Target and its Subsidiaries, including the applicable provisions thereof relating to a "change of control".

                  4.23 Prepayment of Indebtedness. Target shall provide Wildcat with reasonable advance notice of, and shall consult with Wildcat regarding, its intention to prepay any notes, bonds, loans or similar indebtedness.

                  4.24 Dove Certificate of Incorporation. The Board of Directors of Dove shall propose that the Certificate of Incorporation of Dove be amended to include a provision prohibiting Dove from entering into a material transaction with any of its affiliates, including transactions that would have been covered by Section 203 of the DGCL had the approval under such section not been granted as described in Section 2.14 of this Agreement, unless such transaction is approved by a special committee of its independent directors. Pending the adoption of such amendment, the Surviving Corporation shall use its best efforts to cause the Board of Directors of Dove to give effect to such amendment as though it had been adopted.

                  4.25 Wildcat Financing Commitments. Wildcat shall provide financing to Target in the form of equity or subordinated indebtedness upon terms and conditions to be agreed upon by Wildcat and Target which shall constitute unrestricted funds for purposes of Target's debt instruments. Such financing shall be in an aggregate amount not to exceed (a) during September 2000, $40 million; or (b) during any calendar quarter following September 2000, $110 million; provided, however, that Wildcat shall not be required to advance such financing unless Target is unable to meet its monthly cash requirements to fund its operating expenses and working capital after using all unrestricted cash available to Target, including amounts available under the Credit Facility (in accordance with the terms of Target's outstanding debt instruments). The parties also acknowledge that Target may use available cash and borrowing under the Credit Facility as restricted funds for purposes of Target's debt instruments in an amount up to $60 million during September 2000 and in an amount up to $140 million during any calendar quarter thereafter.


                                    ARTICLE V

                                   CONDITIONS

                  5.1 Conditions to the Merger. The obligations of each party to effect the Merger and carry out its respective obligations hereunder shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

                           (a) all notifications required pursuant to the HSR
Act to carry out the transactions contemplated by this Agreement shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated;

                           (b) no preliminary or permanent injunction or other
order of any Governmental Authority shall have been issued and be in effect, and no United States Federal or state statute, rule or regulation shall have been enacted or promulgated after the date hereof and be in effect that prohibits the consummation of the Merger;

                           (c) there shall not be pending any action, suit or
proceeding commenced by any Governmental Authority in the United States prohibiting the consummation of the Merger;

                           (d) the Form S-4 shall have become effective under
the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

                           (e) the shares of Wildcat Common Stock issuable as
Merger Consideration shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance;

                           (f) (i) all material consents, approvals or orders of
authorization of, or actions by the FCC, and (ii) all material PUC approvals required to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Target, shall have been obtained; and

                           (g) the Target Stockholder Approval shall have been
obtained.

                  5.2 Additional Conditions to the Obligations of Target. The obligations of Target to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of each of the following conditions:

                           (a) The representations and warranties of Wildcat
contained in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the Effective Time, with the same effect as if made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), and all the covenants contained in this Agreement to be complied with by Wildcat on or before the Effective Time shall have been complied with in all material respects, and Target shall have received a certificate of Wildcat to such effect signed by a duly authorized officer of Wildcat.

                           (b) Target shall have received an opinion from its
counsel stating that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Wildcat, Target and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for Target shall be entitled to rely upon customary representations of officers of Wildcat and Target.

                  5.3 Additional Conditions to the Obligations of Wildcat and Merger Sub. The obligations of Wildcat and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of the following condition:

                  The representations and warranties of Target contained in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the Effective Time, with the same effect as if made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), and all the covenants contained in this Agreement to be complied with by Target on or before the Effective Time shall have been complied with in all material respects, and Wildcat shall have received a certificate of Target to such effect signed by a duly authorized officer of Target.

                  5.4 Frustration of Closing Conditions. Neither Wildcat, Merger Sub nor Target may rely on the failure of any condition set forth in this
Article V to be satisfied if such failure was caused by such party's failure to use its best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 4.4.


                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

                  6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Target Stockholder Approval:

                           (a) by consent of the Boards of Directors of Wildcat
and Target;

                           (b) by Wildcat upon written notice to Target, if
Target shall have materially breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements or conditions of this Agreement, which breach shall not have been cured on or before the Termination Date;

                           (c) by Target upon written notice to Wildcat, if
Wildcat shall have materially breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements or conditions of this Agreement, which breach shall not have been cured on or before the Termination Date;

                           (d) by Target or Wildcat upon notice to the other, if
(i) the Merger shall not have become effective on or before June 30, 2001 (the "Termination Date"), unless such date is extended by the consent of the Boards of Directors of Target and Wildcat evidenced by appropriate resolutions; provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                           (e) by Target or Wildcat, if the Target Stockholder
Approval shall not have been obtained at the Target Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

                           (f) by Target or Wildcat, if any injunction, order,
statute, rule or regulation having the effects set forth in Section 5.1(b) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 6.1(f) shall have used reasonable efforts to prevent the entry of and to remove such injunction, order, statute, rule or regulation; or

                           (g) by Wildcat, if the Board of Directors of Target
or any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Wildcat, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal.

                  6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 6.1, the provisions of this Agreement (other than Section 4.6, the last sentence of Section 4.12 and this Section 6.2 hereof) shall become void and have no effect, with no liability on the part of any party hereto or its stockholders or directors or officers in respect thereof; provided that nothing contained herein shall be deemed to relieve any party of any liability it may have to any other party with respect to a willful breach of its obligations under this Agreement.

                  6.3 Amendment. This Agreement may be amended by the parties at any time before or after the Target Stockholder Approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

                  6.4 Waiver. Any term or provision of this Agreement (other than the requirements set forth in Sections 6.1(a) and 6.1(f)) may be waived in writing at any time by the party or parties entitled to the benefits thereof.

                                   ARTICLE VII

                           DEFINITIONS; INTERPRETATION

                  7.1 Definitions. As used in this Agreement, the following terms have the following respective meanings:

                  Accounting Rules:  as defined in Section 2.7.

                  Acquisition Agreement:  as defined in section 4.3(a).

                  Adjusted Option:  as defined in Section 4.17(a).

                  Affiliate: with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

                  Agreement: as defined in the first paragraph of this Agreement.

                  Appraisal Shares:  as defined in Section 1.6(e).

                  Average Price:  as defined in Section 1.6(a).

                  Certificate of Merger:  as defined in Section 1.5.

                  Certificates:  as defined in Section 1.9(b).

                  Closing Price: with respect to one share of Wildcat Common Stock, for any day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case (i) on the principal national securities exchange on which the shares of Wildcat Common Stock are listed or to which such shares are admitted to trading, (ii) if the Wildcat Common Stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by the Nasdaq Market or any comparable system or (iii) if the Wildcat Common Stock is not listed on the Nasdaq Market or a comparable system, as furnished by two members of the National Association of Securities Dealers selected from time to time in good faith by the Board of Directors of Wildcat for that purpose. In the absence of all of the foregoing, or if for any other reason the Closing Price cannot be determined pursuant to the provisions of the preceding sentence, the Closing Price shall be the fair market value thereof as determined in good faith by the Board of Directors of Wildcat.

                  Code:  as defined in the recitals.

                  Common Stock Merger Consideration: as defined in Section
1.6(a).

                  Communications Act:  as defined in Section 2.6.

                  Confidentiality Agreement:  as defined in Section 4.12.

                  Credit Facility:  as defined in Section 4.1(d).

                  DGCL:  as defined in Section 1.1.

                  Dove:  as defined in Section 2.2(b).

                  Dove Class A Common Stock:  as defined in Section 2.2(b).

                  Dove Class B Common Stock:  as defined in Section 2.2(b).

                  Dove Common Stock:  as defined in Section 2.2(b).

                  Dove Preferred Stock:  as defined in Section 2.2(b).

                  Dove Stock Options:  as defined in Section 2.2(b).

                  Dove Stock Plan:  as defined in Section 2.2(b).

                  Dove Warrants:  as defined in Section 2.2(b).

                  Effective Date:  as defined in Section 1.5.

                  Effective Time:  as defined in Section 1.5.

                  Encumbrance: any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  Exchange Act: the Securities Exchange Act of 1934, as amended.

                  Exchange Agent:  as defined in Section 1.9.

                  Exchange Ratio:  as defined in Section 1.6(a).

                  FCC:  as defined in Section 2.6.

                  Form S-4: the registration statement on Form S-4 filed by Wildcat to register under the Securities Act (i) the issuance of the shares of Wildcat Common Stock to be issued as Common Stock Merger Consideration and (ii) the shares of Wildcat Preferred Stock to be issued as the Preferred Stock Merger Consideration (including the issuance by Wildcat of depositary shares with respect thereto).

                  GAAP: United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

                  Governmental Authority: means any United States Federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

                  HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  Knowledge: with respect to any Person that is not an individual, as to any specific matter, the knowledge of such Person's executive officers and other officers having primary responsibility for such matter.

                  Material Adverse Effect: any change or effect that, individually or in the aggregate with all other changes or effects, is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition, assets, liabilities or prospects of Target and its Subsidiaries, taken as a whole, when used with respect to Target, or of Wildcat and its Subsidiaries, taken as a whole, when used with respect to Wildcat; other than those relating to the economy or securities markets in general or the industries in which Wildcat, Target and their respective Subsidiaries operate in general.

                  Merger:  as defined in the recitals.

                  Merger Consideration:  as defined in Section 1.6(b).

                  Merger Sub: as defined in the first paragraph of this Agreement.

                  Merger Sub Common Stock:  as defined in Section 1.7.

                  Person: an individual, general or limited partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or government or any department or agency thereof.

                  Preferred Stock Merger Consideration: collectively, the Series D Preferred Stock Merger Consideration, the Series E Preferred Stock Merger Consideration, the Series F Preferred Stock Merger Consideration and the Series G Preferred Stock Merger Consideration.

                  Proxy Statement: the proxy statement relating to the solicitation of the approval of the Merger by the holders of the outstanding Target Common Stock which is included in the Form S-4.

                  PUC:  as defined in Section 2.6.

                  SEC:  the Securities and Exchange Commission.

                  Securities Act:  the Securities Act of 1933, as amended.

                  Series D Preferred Stock Merger Consideration: as defined in
Section 1.6(b).

                  Series E Preferred Stock Merger Consideration: as defined in
Section 1.6(b).

                  Series F Preferred Stock Merger Consideration: as defined in
Section 1.6(b).

                  Series G Preferred Stock Merger Consideration: as defined in
Section 1.6(b).

                  Subsidiary: with respect to any Person, any corporation or other business entity, of which a majority (by number of votes) of the shares of capital stock (or other voting interests) at the time outstanding is owned by such Person directly or indirectly through Subsidiaries.

                  Superior Proposal:  as defined in Section 4.3(a).

                  Surviving Corporation:  as defined in Section 1.1.

                  Takeover Proposal:  as defined in Section 4.3(a).

                  Target:  as defined in the first paragraph of this Agreement.

                  Target Benefit Plan: any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding providing compensation or benefits to any current or former director, officer or employee of Target or any of its Subsidiaries.

                  Target Common Stock:  as defined in Section 2.2(a).

                  Target Disclosure Schedule:  as defined in Article II.

                  Target Filed SEC Documents:  as defined in Article II.

                  Target Permits:  as defined in Section 2.15.

                  Target Preferred Stock: collectively, Target Series B Preferred Stock, Target Series D Preferred Stock, Target Series E Preferred Stock, Target Series F Preferred Stock and Target Series G Preferred Stock.

                  Target Rights:  as defined in Section 2.2(a).

                  Target Rights Agreement:  as defined in Section 2.2(a).

                  Target Series B Preferred Stock: 13.5% Series B Redeemable Exchangeable Preferred Stock of Target.

                  Target Series C Preferred Stock:  as defined in Section 2.2.

                  Target Series D Preferred Stock: 7% Series D Junior Convertible Preferred Stock of Target.

                  Target Series E Preferred Stock: 7% Series E Junior Convertible Preferred Stock of Target.

                  Target Series F Preferred Stock: 7% Series F Junior Convertible Preferred Stock of Target.

                  Target Series G Preferred Stock: 7% Series G Junior Convertible Participating Preferred Stock of Target.

                  Target SEC Documents:  as defined in Section 2.7.

                  Target Stock Options:  as defined in Section 2.2(a).

                  Target Stock Plans:  as defined in Section 2.2(a).

                  Target Stockholder Approval:  as defined in Section 2.11.

                  Target Stockholders Meeting:  as defined in Section 4.8(b).

                  Target Warrants:  as defined in Section 2.2(a).

                  Termination Date:  as defined in Section 6.1(d).

                  Termination Fee:  as defined in Section 4.6(b).

                  Voting Agreement:  as defined in the recitals.

                  Wildcat:  as defined in the first paragraph of this Agreement.

                  Wildcat Cash Election:  as defined in Section 1.6(a).

                  Wildcat Common Stock:  as defined in Section 3.2.

                  Wildcat Preferred Stock: collectively, the Wildcat Series D Preferred Stock, the Wildcat Series E Preferred Stock, the Wildcat Series F Preferred Stock and the Wildcat Series G Preferred Stock.

                  Wildcat Series D Preferred Stock: as defined in Section 1.6(b)(i).

                  Wildcat Series E Preferred Stock: as defined in Section 1.6(b)(ii).

                  Wildcat Series F Preferred Stock: as defined in Section 1.6(b)(iii).

                  Wildcat Series G Preferred Stock: as defined in Section 1.6(b)(iv).

                  Wildcat SEC Documents:  as defined in Section 3.6.

                  Wildcat Welfare Plan:  as defined in Section 4.18(b).

                  7.2 Interpretation. When a reference is made in this Agreement to a recital, Article, Section, Schedule or Exhibit, such reference shall be to a recital, Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  8.2 Notices. All notices, consents, instructions and other communications required or permitted under this Agreement shall be effective only if given in writing and shall be considered to have been duly given when
(i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid. Notice shall be sent in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other parties in accordance herewith, which shall not be deemed given until received by the addressee). Notice shall be given:

                  if to Target:

                  INTERMEDIA COMMUNICATIONS INC.
                  One Intermedia Way
                  Tampa, FL 33647
                  Attention: Robert M. Manning
                  Facsimile: 813-829-2470

                  and a copy to:

                  Kronish Lieb Weiner & Hellman LLP
                  1114 Avenue of the Americas
                  New York, NY 10036
                  Attention:  Ralph J. Sutcliffe, Esq.
                  Facsimile: 212-479-6275

                  if to Wildcat or Merger Sub:

                  WORLDCOM, INC.
                  500 Clinton Center Drive
                  Clinton, MS  39056
                  Attention:  K. William Grothe, Jr.
                  Facsimile: 601-460-5239

                  and a copy to:

                  Cravath, Swaine & Moore
                  825 Eighth Avenue
                  New York, NY 10019
                  Attention:  Robert I. Townsend, III, Esq.
                  Facsimile:  (212) 765-1047

                  8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, including the Merger, be consummated as originally contemplated to the fullest extent possible.

                  8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the Voting Agreement (including the exhibits, schedules, documents and instruments referred to herein or therein) (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except with respect to Sections 4.13 and 4.17 of this Agreement, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  8.5 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without regard to conflicts of laws provisions.

                  8.6 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  8.7 Assignment. Neither this Agreement nor any of the rights, interest or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  8.8 Specific Performance. The parties agree that due to the unique subject matter of this transaction, monetary damages will be insufficient to compensate the non-breaching parties in the event of a breach of any part of this Agreement. Accordingly, the parties agree that any non-breaching party shall be entitled (without prejudice to any other right or remedy to which it may be entitled) to an appropriate decree of specific performance, or an injunction restraining any violation of this Agreement or other equitable remedies to enforce this Agreement (without establishing the likelihood of irreparable injury or posting bond or other security), and the breaching party waives in any action or proceeding brought to enforce this Agreement the defense that there exists an adequate remedy at law.

                  8.9 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

                  8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, by their respective duly authorized officers, on the date first above written.


                                        WORLDCOM, INC.


                                        By: / s / BERNARD J.  EBBERS
                                           -------------------------------------
                                           Name:  Bernard J. Ebbers
                                           Title: Director, President & Chief
                                                  Executive Officer


                                        WILDCAT ACQUISITION CORP.


                                        By: / s / BERNARD J. EBBERS
                                           -------------------------------------
                                           Name:  Bernard J. Ebbers
                                           Title: Director, President & Chief
                                                  Executive Officer


                                        INTERMEDIA COMMUNICATIONS INC.


                                        By: / s / DAVID C. RUBERG
                                           -------------------------------------
                                           Name:  David C. Ruberg
                                           Title: Chairman of the Board,
                                                  President & Chief Executive
                                                  Officer